AMENDMENT TO RESTRICTED STOCK AGREEMENT

This AMENDMENT TO RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into as of May 30, 2013 (the “Effective Date”), by and between Vocus, Inc., a Delaware corporation (the “Company”), and Richard Rudman (“Recipient”).

R E C I T A L S

WHEREAS, the Company and Recipient are parties to a Restricted Stock Agreement entered into with respect to the grant of Restricted Stock dated        (the “Restricted Stock Agreement”) under the Company’s 2005 Stock Award Plan, pursuant to which Recipient acquired shares of the Common Stock of the Company subject to the terms and conditions of the Restricted Stock Agreement; and

WHEREAS, the Company and Recipient desire to amend the Restricted Stock Agreement in certain respects.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

1. Amendment to the Restricted Stock Agreement. Effective as of the Effective Date, Paragraph (c) of Section 2 of the Restricted Stock Agreement is deleted in its entirety and the following is substituted in lieu thereof:

“(c) Notwithstanding any other provision in this Agreement:

(i) If the Company terminates Recipient’s employment without Cause (other than as a result of Recipient’s death or disability) or Recipient resigns for Good Reason, any Non-Vested Shares shall continue to vest in accordance with the vesting schedule set forth herein for the period set forth in Recipient’s employment agreement with the Company dated May 30, 2013 (the “Employment Agreement”) after the date of termination of Recipient’s employment, as though Recipient were to continue to be employed by the Company during such period.

(ii) If, during the period that begins 90 days prior to the effective date of a Change in Control and ends on the six month anniversary of the effective date of the Change in Control, the Company terminates Recipient’s employment without Cause (other than as a result of Recipient’s death or disability) or Recipient resigns for Good Reason, then any Non-Vested Shares will become fully vested upon the later of the effective date of the Change in Control or such termination of employment.

(iii) For purposes of this Paragraph (c), the terms “Cause”, “Good Reason” and “Change in Control” shall have the meanings given such terms in the Employment Agreement. The vesting rights provided under this Paragraph (c) shall be subject to such additional requirements, including without limitation the execution of a release by Recipient, as shall be provided under the Employment Agreement.”

2. No Other Amendments. Except as expressly amended hereby, the provisions of the Restricted Stock Agreement are and will remain in full force and effect.

3. Capitalized Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given such terms in the Restricted Stock Agreement.

4. Governing Law. This Agreement shall be governed by the laws of the State of Delaware exclusive of its choice of law provisions.

5. Counterparts. This Agreement may be executed by the Company and Recipient in counterparts, which taken together shall be deemed one original.

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IN WITNESS WHEREOF, the Company and Recipient have executed this Agreement as of the Effective Date.

RECIPIENT

Signature

VOCUS, INC., a Delaware corporation

By:
Name:
Title: